UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2007

Oracle Healthcare Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-51785	26-0126028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Greenwich Ave., 3rd Floor

Greenwich, Connecticut 06830

(Address of principal executive offices)

(203) 862-7900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On December 3, 2007, Oracle Healthcare Acquisition Corp. (“Oracle”), PTI Acquisition Sub, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of Oracle, and Precision Therapeutics, Inc. (“PTI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into PTI (the “Merger”), with PTI continuing as the surviving company of such Merger as a wholly-owned subsidiary of Oracle. Following the completion of the Merger, Oracle will change its name to Precision Therapeutics Corp.

The Merger was approved by the board of directors of each of Oracle and PTI. Oracle’s board of directors has received an opinion (upon which Oracle’s board of directors may rely) from Duff & Phelps LLC to the effect that, as of December 3, 2007, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, set forth in such opinion, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the Merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) that PTI has a fair market value equal to at least 80% of Oracle’s net assets.

Under the Merger Agreement, Oracle will issue, or reserve for issuance, to each holder of PTI common stock and options and warrants to purchase PTI capital stock a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the Merger Agreement. The exchange ratio pursuant to which shares of PTI common stock will be exchanged for shares of Oracle common stock will be equal to the quotient obtained by dividing (a) the sum of (i) the product of (A) 22.5 million shares of Oracle common stock and (B) the average closing sales price of Oracle common stock for the ten trading days ending on the third trading day immediately preceding the closing date (the “average Oracle closing price”), and (ii) the aggregate exercise price of all PTI options and warrants and other stock awards outstanding immediately prior to the effective time, by (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the Merger, assuming the conversion and exercise of all outstanding convertible and exercisable securities of PTI, by (c) the average Oracle closing price.

Based on the closing sales price of Oracle common stock on November 30, 2007 and the number of outstanding shares of PTI capital stock, and options and warrants to purchase PTI common stock as of November 30, 2007, Oracle estimates that the exchange ratio on such date would have been approximately 0.4069 shares of Oracle common stock per share of PTI common stock. Based on an assumed exchange ratio of 0.4069, Oracle would be obligated to issue an aggregate of approximately 19.0 million shares of Oracle common stock at the closing (including 2.25 million shares of Oracle common stock to be deposited into an escrow account), which is comprised of approximately 1.6 million shares for PTI common stock, approximately 15.6 million shares for the shares of PTI common stock to be issued upon conversion of the Series A1, Series A3 and the Series B preferred shares of PTI immediately prior to the closing of the Merger and approximately 1.8 million shares for PTI common stock to be issued upon conversion of convertible promissory notes of PTI that will be converted immediately prior to the closing of the Merger (approximately $9.5 million principal amount of convertible debt, plus accrued interest thereon, will be converted immediately prior to the closing of the Merger at an assumed conversion price of approximately $2.23 per share, which is a 30% discount to the assumed value per share of PTI common stock in the Merger of approximately $3.19, based on the assumed exchange ratio of 0.4069 shares of Oracle common stock per share of PTI common stock). The assumed exchange ratio is based on the number of shares of PTI capital stock, and options and warrants to purchase PTI capital stock outstanding on November 30, 2007, and the closing sales price of Oracle common stock on the Over-the-Counter Bulletin Board on November 30, 2007.

Under the Merger Agreement, Oracle will also assume all outstanding options and warrants to purchase PTI capital stock, and these options and warrants will become exercisable for shares of Oracle common stock. Each PTI option and warrant outstanding at the closing of the Merger will become exercisable for a number of Oracle shares equal to the number of shares of PTI common stock into which the security is currently exercisable multiplied by the exchange ratio, and the exercise price per share will be equal to the existing exercise price divided by the exchange ratio. Oracle will reserve approximately 4.6 million additional shares of Oracle common stock for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants. To the extent that outstanding PTI options or warrants are exercised prior to the closing of the Merger, the number of shares of Oracle common stock that would be issued at the closing of the Merger would increase and the number of the shares of Oracle common stock reserved for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants would decrease by a like amount. Stockholders of Oracle will continue to own their existing shares of Oracle common stock and their existing Oracle warrants and units, as applicable.

In addition, on the date that is 180 days following the closing date of the Merger, so long as certain material adverse events with respect to Oracle have not occurred since the closing of the Merger, if the average closing sales price per share of Oracle common stock for the preceding seven trading days is less than $7.78 per share, then Oracle will issue, or reserve for issuance as applicable, additional shares of Oracle common stock, or make a payment in cash (or a combination of cash and additional shares) to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the completion of the Merger and at such subsequent date) will be valued at $7.78 per share as of such date. However, the maximum number of additional shares that Oracle is required to issue or reserve for issuance pursuant to the preceding sentence will be 6,666,667 shares, as reduced to the extent any such amounts owed are paid in cash. Any cash paid or shares of Oracle common stock issued or reserved for issuance in accordance with this paragraph will be issued or reserved, as applicable, pro rata to the former PTI securityholders based on the relative number of shares of Oracle common stock issued to, or reserved for issuance to, each such holder at the time of closing of the Merger subject to pro rata reallocation of shares that would otherwise be reserved for issuance to holders of options and warrants that expire or are forfeited between the closing of the Merger and the determination date among the remaining former PTI securityholders.

In addition, under the Merger Agreement, the former holders of PTI common stock, options or warrants receiving shares of Oracle common stock will have the right to receive their pro rata portion of a contingent payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves (i) trailing 12 month net revenues of at least $7 million from the sale of services or products for use in connection with non-gynecologic cancers, (ii) trailing 12 month net revenues of at least $40 million from the sale of services or products for any use or (iii) cumulative aggregate net revenues of at least $10 million from the sale of services or products for use in connection with non-gynecologic cancers. The calculation period to earn 100% of the 4,250,000 shares will end on June 30, 2010. In the event that none of these milestones are achieved by June 30, 2010 but any is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options and warrants will have the right to receive a pro rata portion of such contingent payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. The Merger Agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the Merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options or warrants that expire or are forfeited between the closing of the Merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

Oracle has agreed to register the shares of Oracle Common Stock issued, or reserved for issuance, issued in connection with the Merger on a registration statement on Form S-4 (the “Registration Statement”). Of the shares of Oracle common stock anticipated to be issued in the Merger, 2,250,000 of these shares will be placed into escrow to satisfy any indemnification claims that may be asserted by Oracle. Following the resolution of any claims for indemnification asserted by Oracle, the balance of any shares remaining in escrow will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the Merger, on the first anniversary of the closing date of the Merger.

Oracle, PTI and Merger Sub have made customary covenants to one another in the Merger Agreement. The Merger Agreement also contains customary representations and warranties that Oracle, on behalf of itself and Merger Sub, and PTI made to each other as of the date of the Merger Agreement or other specific dates, and such representations and warranties should not be relied upon by any other person or entity. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Oracle and PTI and are subject to important qualifications and limitations agreed to by Oracle and PTI in connection with negotiating the Merger Agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules, are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the specific purpose of allocating risk between Oracle and PTI rather than establishing any matters as facts.

Consummation of the Merger is subject to certain conditions, including, among others, that (1) a material adverse effect shall not have occurred with respect to Oracle or PTI, (2) the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”) and no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and (3) the Merger Agreement and the transactions contemplated there by have been approved by the affirmative vote of (a) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the Merger and (b) a majority of the shares of Oracle common stock issued and outstanding as of the record date, provided that Oracle will not be able to complete the Merger if 20% or more of the shares of Oracle’s common stock issued in Oracle’s initial public offering are voted against the Merger and the holders thereof properly demand that Oracle convert such shares into a pro rata portion of the amount held in the trust account ((including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable)). PTI’s stockholders have already adopted the Merger Agreement and approved the transactions contemplated thereby. The Merger is also conditioned upon the approval by Oracle’s shareholders of a series of amendments to amend and restate Oracle’s Amended and Restated Certificate of Incorporation to: (i) change the name of Oracle to Precision Therapeutics Corp following the completion of the Merger; (ii) increase the authorized number of shares of common stock and preferred stock; (iii) remove the provisions related to Oracle being a blank check company and clarify the expiration dates of directorship terms; (iv) increase the voting thresholds required to remove a director of Oracle for cause; (v) increase the voting thresholds required to amend, alter or repeal Oracle’s Amended and Restated Bylaws; (vi) remove provisions allowing for stockholder action by written consent; and (vii) increase the voting thresholds required to amend certain provisions of Oracle’s Restated Certificate of Incorporation that will be in effect upon consummation of the Merger.

The Merger Agreement contains certain termination rights for both Oracle and PTI, including that, subject to certain exceptions, both Oracle and PTI may terminate the Merger Agreement if the Registration Statement has not been declared effective by the SEC on or before February 6, 2008, subject to extension to February 11, 2008 if certain state regulatory approvals are obtained on or before February 6, 2008, provided that this termination right is not available to any party whose breach of any representation or warranty or failure to fulfill any obligation under the Merger Agreement is the primary cause of the failure of the Registration Statement to be declared effective on or before such date.

The Merger Agreement contains detailed provisions prohibiting each of PTI and Oracle from seeking an alternative transaction. The no solicitation covenant of PTI generally prohibits PTI, as well as its officers, directors, employees, representatives or agents, from taking any action to solicit an acquisition proposal (as described in the Merger Agreement). Prior to the approval by PTI’s stockholders of the Merger with Oracle, the Merger Agreement does not prohibit PTI from considering a superior proposal (as described in the Merger Agreement) from a third party in certain circumstances (as described in the Merger Agreement). PTI’s stockholders have approved the Merger Agreement and thus PTI is now prohibited from considering a superior proposal. The no solicitation covenant of Oracle generally prohibits Oracle, as well as its employees, representatives or agents, from taking any action to solicit an acquisition proposal (as described in the Merger Agreement).

Of the shares of Oracle common stock anticipated to be issued in the Merger, 2,250,000 of these shares (the “Escrow Shares”) will be placed into escrow to satisfy any indemnification claims that may be asserted by Oracle. Other than in the case of a willful breach of the indemnification provisions of the Merger Agreement and except in the case of (i) fraud or willful misrepresentation, (ii) breaches of certain enumerated representations and warranties of the PTI, Oracle, Merger Sub and their affiliates will only be indemnified for breaches of representations and warranties by PTI and the enforcement of such rights from the Escrow Shares and only if the amount of losses exceeds $1,500,000 and only to the extent such losses exceed $250,000. The maximum amount for which any single former holder of PTI common stock may be liable for breaches of representations and warranties by PTI and the enforcement of such rights will not exceed 20% of the per share merger consideration, milestone consideration per share, if any, and top-up consideration per share, if any, received by such former holder. Any remaining Escrow Shares that have not been used to satisfy indemnification claims by Oracle will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the Merger, on the first anniversary of the closing date of the Merger. Any remaining Escrow Shares subject to pending claims on the first anniversary date will remain in escrow pending resolution of such claims.

In the event that the Merger is not completed by March 8, 2008, the Merger Agreement will terminate and, pursuant to its Amended and Restated Certificate of Incorporation, Oracle’s officers must take all actions necessary to promptly dissolve and liquidate Oracle. The Merger will become effective when the certificate of Merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of Merger.

Voting Agreement

Simultaneously with the execution and delivery of the Merger Agreement, Oracle and certain stockholders of PTI entered into a voting agreement (the “Voting Agreement”). In the Voting Agreement, the PTI stockholders party thereto agreed to vote, or provide their consent with respect to, all shares of PTI capital stock and PTI convertible promissory notes held by such holders, including shares of common stock issuable upon exercise of outstanding warrants and conversion of outstanding convertible promissory notes: (1) in favor of adoption, approval and consummation of the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Merger) and any actions required in furtherance thereof; (2) in favor of the conversion, immediately prior to the effective time of the Merger, of any and all shares of PTI preferred stock and any and all PTI convertible promissory notes that are outstanding immediately prior to the effective time of the Merger into shares of PTI common stock; and (3) against any alternate acquisition proposal or any other action, agreement or transaction that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of PTI under the Merger Agreement or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the conversion of PTI preferred stock and convertible promissory notes, the Merger or the other transactions contemplated by the Merger Agreement.

This Item 1.01 contains brief summaries of the Merger Agreement and the Voting Agreement and the transactions contemplated thereby. These summaries do not purport to be complete and are qualified in their entirety by reference to (i) the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1, and (ii) the full text of the Voting Agreement, which is attached hereto as Exhibit 4.1, which Merger Agreement and Voting Agreement are incorporated in this Item 1.01 by reference.

* * * *

This Current Report on Form 8-K does not constitute an offer of any securities for sale. The proposed Merger will be submitted to Oracle’s stockholders for their consideration. In connection with the proposed Merger, Oracle has filed a registration statement, a proxy statement/prospectus and other materials with the SEC. ORACLE URGES YOU TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ORACLE, PTI AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement/prospectus (when available) as well as other filed documents containing information about Oracle and the proposed Merger at http://www.sec.gov, the SEC’s website

Oracle and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Oracle’s shareholders with respect to the proposed Merger. Information regarding the officers and directors of Oracle is included in its Annual Report on Form 10-K/A for its fiscal year ended December 31, 2006 filed with the SEC on December 3, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, is or will be set forth in the proxy statement/prospectus and other materials filed with the SEC in connection with the proposed Merger.

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties relating to future events or Oracle’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Oracle’s SEC filings. You are advised to consult further disclosures Oracle may make on related subjects in its future filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, nor can we guarantee future results, levels of activity, performance or achievements.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description:
Exhibit 2.1	Agreement and Plan of Merger, dated as of December 3, 2007, by and among Oracle Healthcare Acquisition Corp., PTI Acquisition Sub, Inc. and Precision Therapeutics, Inc.*

Exhibit 4.1	Voting Agreement, dated as of December 3, 2007, by and among Oracle Healthcare Acquisition Corp. and certain shareholders of Precision Therapeutics, Inc.

*	Schedules and Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Oracle agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE HEALTHCARE ACQUISITION CORP.

Date: December 7, 2007	By:	/s/ Joel D. Liffmann
Name: Joel D. Liffmann
Title: President and Chief Operating Officer

INDEX TO EXHIBITS

Exhibit No.	Description:

Exhibit 2.1	Agreement and Plan of Merger, dated as of December 3, 2007, by and among Oracle Healthcare Acquisition Corp., PTI Acquisition Sub, Inc. and Precision Therapeutics, Inc.*

Exhibit 4.1	Voting Agreement, dated as of December 3, 2007, by and among Oracle Healthcare Acquisition Corp. and certain shareholders of Precision Therapeutics, Inc.

*	Schedules and Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Oracle agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.